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                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE

January 22, 1997

NASDAQ SYMBOL:  BVFS
Web Site:  http://www.bvfs.com
Contact:  David A. Heaberlin
            (415) 312-7272


       BAY VIEW ANNOUNCES ACQUISITION OF COMMERCIAL FINANCE
   PLATFORM; AUTHORIZES ADDITIONAL $25 MILLION SHARE REPURCHASE
          AND DISCUSSES CAPITAL REDEPLOYMENT STRATEGIES

ACQUISITION OF EXXE DATA CORPORATION/
CONCORD GROWTH CORPORATION

     San Mateo, California - Bay View Capital Corporation ("Bay View"), the holding company for Bay View Federal Bank ("BVFB"), California Thrift & Loan ("CTL") and Bay View Securitization Corporation ("BVSC"), today announced that it has executed a definitive agreement to acquire EXXE Data Corporation ("EXXE") and its wholly owned nationwide commercial finance subsidiary, Concord Growth Corporation ("CGC").

     Under the terms of the definitive agreement, shareholders of EXXE capital stock, warrants and options will receive an initial aggregate payment of $19.8 million at closing and will be entitled to potential future payments, dependent on the future financial performance of CGC, of up to $34 million. Bay View estimates that the first full year EPS enhancement from this transaction will approximate $.14 per share or $.05 (50%+) more than the estimated $.09 per share benefit that which would be achieved from utilizing the $19.8 million to repurchase shares of Bay View common stock (based on the most recent Bay View share price of $52.00). The closing payment of $19.8 million constitutes approximately 9.4 times the estimated initial year net income for CGC. Cash basis EPS enhancement from this transaction, which excludes the amortization of goodwill arising from the transaction, is estimated at $.30 for the first full year of operations or more than 300% better than that which would be achieved by utilizing the $19.8 million to repurchase Bay View shares. When measured against the first full year cash basis EPS, the closing payment of $19.8 million represents approximately 6.2 times the initial year earnings estimate for CGC.

     Edward H. Sondker, President and Chief Executive Officer of Bay View, said, "This opportunity provides an excellent strategic match for Bay View and is consistent with our publicly stated goal to invest in high yield niche asset generating companies. CGC provides a nationwide commercial finance platform which, when combined with our consumer/auto finance platform (CTL) and our banking platform (BVFB), clearly positions Bay View as a

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diversified financial services company.  We expect, for the twelve months following the completion of the CGC acquisition, that our consumer and commercial finance activities will contribute approximately 20% of Bay View's consolidated profits."

     The acquisition of EXXE/CGC will be accounted for as a purchase and is expected to be completed during March 1997. Subject to the approval of EXXE shareholders, the purchase price is currently estimated to exceed the fair value of the net assets acquired by $16.5 million which Bay View anticipates amortizing over a 15 year period. CGC is expected to be a stand-alone subsidiary of Bay View.

     CGC is based on the San Francisco Peninsula and has 13 loan production/sales offices throughout the United States (10 outside California). CGC's corporate vision is to become a preeminent nationwide provider of asset-backed financing to small businesses ($500,000 - $2 million). Accounts receivable factoring and portfolio financing represent roughly one-third of CGC's earning assets and have a projected 1997 gross yield of 45%. The remaining two thirds of CGC's earning assets are represented by asset-based lending arrangements with a projected 1997 gross yield of approximately 21%. Bay View expects the acquired assets to aggregate approximately $65 million including $50 million of loans currently held through off-balance sheet financing arrangements.

$25 MILLION SHARE REPURCHASE

     The Board of Directors of Bay View has authorized the repurchase of an additional $25 million of shares of Bay View's common stock. This authorization, at current market prices, should enable Bay View to repurchase approximately 500,000 additional shares. Following the completion of this repurchase authorization, Bay View will have repurchased approximately 1.3 million shares, or 17.5% of the 7.4 million shares outstanding when the initial share repurchase program was announced. The previous 800,000 share repurchase was completed at an average cost of $31.97.

CAPITAL REDEPLOYMENT STRATEGY

     Bay View has previously disclosed (See Press Release dated January 21, 1997) that estimated capital of $48 million would be returned from CTL in connection with the sales of CTL's auto loans and the subsequent securitization of such assets by BVSC and balance sheet restructuring of CTL. Bay View has also previously disclosed that the capital returned from CTL when combined with excess capital available at BVFB and excess cash at Bay View would approximate more than $80 million.

    Bay View is currently contemplated the issuance of commercial paper and the issuance of subordinated notes by BVFB. The commercial paper issuance would be utilized as a funding alternative for CGC, CTL and certain BVFB assets. The subordinated notes would be utilized to expand BVFB's Tier II

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regulatory capital and reduce Tier I capital.  Management
conservatively estimates that these actions combined with 1997 earnings will enable Bay View to generate at least $40 million of additional capital for redeployment.

     The EXXE/CGC acquisition and the $25 million share repurchase will redeploy roughly $50 million of the $80 million currently available. Following the completion of these transactions, Bay View estimates that at least $70 million of capital remains available for redeployment during 1997.

     David A. Heaberlin, Executive Vice President and Chief Financial Officer of Bay View, added, "We expect to continue utilizing this capital pool to aggressively pursue accretive acquisition opportunities to expand our commercial finance and consumer finance platforms. We will also continue to explore the acquisition of other potential high quality niche origination capabilities, as well as opportunities to further enhance the BVFB deposit franchise. These acquisition activities are likely to be combined with further future share repurchases."




Statements contained in this news release that are not historical facts may be forward-looking statements within the meaning of
Section 21E of the Securities Act of 1924 and Section 27A of the Securities Act of 1933. Further, such statements are subject to important factors that could cause actual results to differ materially from those in this news release, including the following: regional and national economic conditions; changes in the levels of market interest rates; credit risks of real estate, consumer, commercial and other lending activities; regulatory factors; changes in the market value of Bay View common stock and the ability to repurchase same; Bay View's ability to achieve synergies in the EXXE/CGC acquisition and to sustain or improve the performance of CGC; and the ability to identify suitable acquisition candidates.